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

------                                                     OMB APPROVAL
FORM 4                                               OMB Number       3235-0287
------                                               Expires:  February 1, 1997
                                                     Estimated average burden
                                                     hours per response.....0.5


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1934
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


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| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|                                            |                                              |                                      |
| Robbins           Lee               A.     | Medical Manager Corporation (MMGR)           |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4. Statement For   |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |    Month/Year      |  [X] Officer (give [ ] Other (Specify|
|                                            |    Reporting Person,    |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| 3001 N. Rocky Point Drive East             |                         | 7/99               |   Vice President, Treasurer and      |
|--------------------------------------------|                         |--------------------|   Chief Financial Officer            |
|                 (Street)                   |                         |                    |--------------------------------------|
|                                            |                         | 5. If Amendment,   |   7. Individual or Joint/Group Filing|
|                                            |                         |    Date of Original|      (Check applicable line)         |
| Tampa            Florida           33607   |                         |    (Month/Year)    |   [X] Form Filed by One              |
|                                            |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |     7/23/99       |   J*  |      |     5,000  |  D    |  *   |        -0-         |     D       |   N/A    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)
                   (Print or Type Responses) SEC 1474 (8-92)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| OPTIONS               | $11.00/sh    | 7/23/99  | J*  |    |       |100,000 | 7/23/99|1/30/07 |Cmmn Stk| 100,000   |    *        |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| OPTIONS               | $11.00/sh    | 7/23/99  | J*  |    |       | 20,000 | 7/23/99|5/01/07 |Cmmn Stk|  20,000   |    *        |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| OPTIONS               | $29 9/16/sh  | 7/23/99  | J*  |    |       |  5,000 | 7/23/99|4/30/08 |Cmmn Stk|   5,000   |    *        |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| OPTIONS               | $17.875/sh   | 7/23/99  | J*  |    |       | 10,000 | 7/23/99|9/03/08 |Cmmn Stk|  10,000   |    *        |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
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

------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |       N/A            |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |       N/A            |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |       N/A            |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |       N/A            |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

*   The reporting person received the following pursuant to a merger of Medical
    Manager Corporation with Synetic, Inc.: (i) 3,125 shares of Synetic common stock having a market value of $71.375 per share in exchange for the surrender of the 5,000 shares of Medical Manager common stock referred to in Table I, and (ii) by the assumption by Synetic, options to purchase 84,375 shares of Synetic common stock in exchange for the stock options to purchase
    135,000 shares of Medical Manager common stock referred to in Table II.

**  Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                                                          7/26/99
                                                                                      --------------------------------   ----------
                                                                                      ** Signature of Reporting Person   Date
                                                                                           Lee A. Robbins
Note. File three copies of this Form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 5 for procedure.
                                                                                                                     SEC 1474 (8-92)
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